Exhibit 8

Suite 2800 1100 Peachtree St. Atlanta GA 30309-4530 t 404 815 6500 f 404 815 6555 www.KilpatrickTownsend.com

March 23, 2011	direct dial 404 815 6653 direct fax 404 541 3204 LFowler@KilpatrickTownsend.com
Interface, Inc.
2859 Paces Ferry Road
Suite 2000
Atlanta, Georgia 30339
Ladies and Gentlemen:
     We have acted as tax counsel to Interface, Inc., a Georgia corporation (the “Company”), in connection with the offer by the Company to exchange (the “Exchange Offer”) its 7 5/8% Senior Notes due 2018, Series B, for all outstanding 7 5/8% Senior Notes due 2018, Series A. This letter will confirm that we have advised the Company with respect to certain United States federal income tax consequences of the Exchange Offer, as described in the discussion set forth under the caption “Certain U.S. Federal Income Tax Consequences” in the Prospectus included in the Registration Statement on Form S-4 (the “Registration Statement”), filed on this date with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”). Unless otherwise defined, capitalized terms used herein shall have the respective meanings ascribed to them in the Registration Statement.
     We have based our opinions set forth in this letter on the provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Regulations and judicial decisions and administrative interpretations thereunder, as of the date of this letter, all of which are subject to change, possibly with retroactive effect, or to different interpretations.
     Based on the assumptions and subject to the qualifications and limitations set forth therein, we represent that (a) the discussion set forth under the caption “Certain U.S. Federal Income Tax Consequences” in the Registration Statement constitutes our opinion of the material United States federal income tax consequences of the Exchange Offer, and (b) such discussion accurately describes the material United States federal income tax consequences of the acquisition, ownership and disposition of the Notes. Such discussion is limited to the material United States federal income tax consequences, and it does not purport to discuss all possible federal income tax consequences or any state, local or foreign tax consequences, of the acquisition, ownership and disposition of the Notes.

Interface, Inc.
March 23, 2011

     Except as stated above, we express no opinion with respect to any other matter. We are furnishing this opinion to you solely in connection with the Exchange Offer, and this opinion is not to be relied upon, circulated, quoted, or otherwise referred to for any other purpose.
     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, to the use of our name in the Registration Statement and to the reference to us and this opinion letter in the Registration Statement. By giving such consent, we do not thereby admit that we are “experts” with respect to this letter, as that term is used in the Act, or the rules and regulations of the SEC thereunder.

KILPATRICK TOWNSEND & STOCKTON LLP
By:	/s/ Lynn Fowler
Lynn Fowler, a Partner